Exhibit 23.6

WILLIAM M. COBB & ASSOCIATES, INC.

Worldwide Petroleum Consultants

12770 Coit Road, Suite 907	Tel: (972) 385-0354
Dallas, Texas 75251	Fax: (972) 788-5165
E-Mail: office@wmcobb.com

April 8, 2022

Crescent Energy Company

600 Travis Street, Suite 7200

Houston, Texas, 77002

Re:	Crescent Energy Company

Gentlemen:

The firm of William M. Cobb & Associates, Inc. also hereby consents to the incorporation by reference to the use of its name and to the use of its projections for Crescent Energy Company’s Proved Reserves and Future Net Revenue as of December 31, 2021, and to the use of its projections for Contango Oil & Gas Company’s Proved Reserves and Future Net Revenue as of December 31, 2020, into this Registration Statement on Form S-1 of Crescent Energy Company, including any amendments thereto.

William M. Cobb & Associates, Inc. has no interests in Crescent Energy Company or in any affiliated companies or subsidiaries and is not to receive any such interest as payment for such reports and has no director, officer, or employee otherwise connected with Crescent Energy Company. Crescent Energy Company does not employ us on a contingent basis.

Sincerely,

WILLIAM M. COBB & ASSOCIATES, INC.
Texas Registered Engineering Firm F-84

/s/ Tor Meling
Tor Meling
Senior Vice President